                                                                 EXHIBIT (A)(6)

MADISON RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE


                           MADISON RIVER ANNOUNCEMENT

         GREENVILLE, SOUTH CAROLINA, February 9, 1998--Madison River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offer for limited partnership interests in Consolidated Capital Institutional Properties/3. The expiration date for the tender offer has been extended to 5:00 p.m., New York time, on Friday, February 13, 1998. The offer was previously scheduled to expire at 5:00 p.m. on Friday, February 6, 1998.

         Madison River reported, based on information provided by the depositary for the offer, that as of the close of business on February 6, 1998, approximately 48,229.3 interests had been tendered pursuant to the offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offer.


                                     # # #